Exhibit 99.1

Arcellx Announces New Positive Data for its iMMagine-1 Study in Patients with Relapsed or Refractory Multiple Myeloma to be Presented During an Oral Presentation at the 66th ASH Annual Meeting and Exposition

— Preliminary results from 86 patients enrolled in the Phase 2 pivotal iMMagine-1 study of anito-cel demonstrated 97% ORR and 62% CR/sCR at a median follow-up of 9.5 months —

— No delayed neurotoxicities have been observed to date with anito-cel, including no Parkinsonism, no cranial nerve palsies, and no Guillain-Barré syndrome in more than 150 patients dosed across the Phase 1 and iMMagine-1 studies —

— 30.2-month median progression-free survival with a median follow-up of 38.1 months in the Phase 1 study of anito-cel; median overall survival not reached —

— Company highlights additional presentations during the ASH Annual Meeting —

— Company to host a live webcast event with an expert panel of clinicians on Monday, December 9, 2024 at 8 p.m. PT —

REDWOOD CITY, Calif. – December 8, 2024 – Arcellx, Inc. (NASDAQ: ACLX), a biotechnology company reimagining cell therapy through the development of innovative immunotherapies for patients with cancer and other incurable diseases, today announced new positive data from its Phase 2 pivotal iMMagine-1 study of anitocabtagene autoleucel (anito-cel), in patients with relapsed or refractory multiple myeloma (RRMM). These data will be presented during an oral presentation at the 66th American Society of Hematology (ASH) Annual Meeting and Exposition on Monday, December 9, 2024 at 5:30 p.m. PT. Anito-cel is partnered with Kite, a Gilead Company. Additional presentations during ASH are also noted below.

The Phase 2 iMMagine-1 data are from an October 31, 2024 data cutoff date, with a median follow-up of 9.5 months for the efficacy evaluable population. At the time of the data cut, 86 patients were evaluable for efficacy based on a follow-up of at least two months after treatment with anito-cel, and 98 patients were evaluable for safety based on a follow-up of at least one month after treatment with anito-cel. All patients received a single infusion of anito-cel (target dose of 115×106 CAR+ viable T cells). In the safety evaluable population, 85 of 98 patients (87%) were triple refractory, and 41 of 98 patients (42%) were penta refractory. Patients received a median of four prior lines of therapy, with 45 of 98 patients (46%) having received three prior lines.

Overall response rate (ORR) was 97% (83/86) with a complete response/stringent complete response (CR/sCR) rate of 62% (53/86) and a very good partial response or higher (>VGPR) rate of 81% (70/86), per International Myeloma Working Group (IMWG) criteria as investigator-assessed. Of those evaluable for minimal residual disease (MRD) testing, 93.1% (54/58) achieved MRD negativity at a minimum of 10-5 sensitivity. Median progression-free survival (mPFS) and overall survival (OS) were not reached; 6-month PFS and OS rates were 93.3% and 96.5%, respectively, and 12-month PFS and OS rates were 78.5% and 96.5%, respectively.

No delayed or non-ICANS neurotoxicities, including no Parkinsonism, no cranial nerve palsies, and no Guillain-Barré syndrome, have been observed to date in more than 150 patients dosed with anito-cel. Of the safety evaluable population, 86% (84/98) had Grade ≤1 cytokine release syndrome (CRS), including 17% of patients with no CRS. Among patients experiencing CRS, the median onset was four days (range: 1-17 days). Eight percent of patients (8/98) were treated as outpatient. Ninety-one percent (89/98) of patients had no ICANS. Any Grade ICANS was observed in 9 patients (9%; Gr3 1%), with all cases resolved without sequelae. Three deaths occurred due to treatment-emergent adverse events (TEAEs) (related or unrelated to anito-cel: retroperitoneal hemorrhage, CRS, and fungal infection). No additional treatment or therapy-related deaths or Grade ≥3 CRS or ICANs events have occurred to date. Cytopenias were the most common Grade ≥3 TEAEs; 53 patients (54%) had Grade ≥3 neutropenia, 20 (20%) had Grade ≥3 thrombocytopenia, and 22 (22%) had Grade ≥3 anemia.

Conclusions

Preliminary results from the Phase 2 iMMagine-1 study demonstrate deep and durable responses with a predictable and manageable safety profile in a high-risk fourth-line or higher (4L+) RRMM population, including triple- and penta-class refractory disease. Notably, no delayed or non-ICANS neurotoxicities, including no Parkinsonism, no cranial nerve palsies, and no Guillain-Barré syndrome, have been observed with anito-cel to date.

Ciara Freeman, M.D., Ph.D., Assistant Member, Department of Blood and Marrow Transplant and Cellular Immunotherapy, Moffitt Cancer Center said, “The data from the iMMagine-1 study demonstrate that this is a highly active product with impressive depth of responses achieved in patients with relapsed or refractory multiple myeloma. As a physician who treats many patients both inpatient and in the outpatient setting, the emerging safety profile of anito-cel is encouraging, in particular the absence of any delayed neurotoxicities reported to date. We are excited to begin enrolling patients in the iMMagine-3 study and in the near future having anito-cel as an approved treatment option.”

Arcellx’s Chairman and Chief Executive Officer, Rami Elghandour, said, “It’s exciting to reach this momentous milestone in our pivotal study and present these compelling data. These data, along with the data from our Phase 1 study, which demonstrated a 30.2-month median PFS and zero cases of delayed neurotoxicity or other non-ICANS neurotoxicity with all patients having more than two years of follow-up, continue to support our conviction that anito-cel has the potential to be a best-in-class treatment option for patients with RRMM. Additionally, with iMMagine-3 underway in earlier lines in a patient population representing an unmet clinical need, we expect to further position anito-cel as a differentiated CAR-T treatment option for RRMM. Separately, this year is Arcellx’s 10th anniversary! I’m grateful for the incredible people who make up the fabric of Arcellx and have poured themselves into developing this life-saving therapy for the patients most in need. And I’m proud of how we’ve done it, leaning into our diversity as a cornerstone of our culture, which underpins our success. I especially appreciate the partnership, collaboration, and trust of the Phase 1 and iMMagine-1 clinicians who helped enroll patients in these studies and allowed us to demonstrate the potential benefit of anito-cel. I’m also grateful to those who believed in us, our founding investors and scientists, our investors who helped us go public nearly three years ago in a challenging market, and those who have joined us along the way. To our colleagues at Kite, we thank you for your partnership. To everyone who’s been part of this incredible journey, thank you! We’re just getting started!”

ASH Presentation Details

Phase 2 Registrational Study of Anitocabtagene Autoleucel for the Treatment of Patients with Relapsed and/or Refractory Multiple Myeloma: Preliminary Results From the iMMagine-1 Trial (abstract #1031)

Speaker: Ciara Freeman, M.D., Ph.D., H. Lee Moffitt Cancer Center

Session Name: 655. Multiple Myeloma: Cellular Therapies: Unleashing Cell Therapies Against Myeloma

Session Date: Monday, December 9, 2024

Session Time: 4:30 p.m. - 6:00 p.m. PT

Presentation Time: 5:30 p.m. PT

Location: Marriott Marquis San Diego Marina, Pacific Ballroom Salons 24-26

Publication Number: 1031

Submission ID: 198499

Phase 1 Study of Anitocabtagene Autoleucel for the Treatment of Patients With Relapsed and/or Refractory Multiple Myeloma (RRMM) (abstract #4825)

Speaker: Michael R. Bishop, M.D., The University of Chicago

Session Name: 704. Cellular Immunotherapies: Early Phase Clinical Trials and Toxicities

Session Date: Monday, December 9, 2024

Presentation Time: 6:00 p.m. - 8:00 p.m. PT

Location: San Diego Convention Center, Halls G-H

Publication Number: 4825

Submission ID: 201080

Health Related Quality of Life (HRQoL) in Relapsed/Refractory Multiple Myeloma (RRMM): A Systematic Literature Review (SLR) and Meta-Analysis (abstract #4721)

Speaker: Rahul Banerjee, M.D., Fred Hutchinson Cancer Center

Session Name: 653. Multiple Myeloma: Clinical and Epidemiological: Poster III

Session Date: Monday, December 9, 2024

Presentation Time: 6:00 p.m. - 8:00 p.m. PT

Location: San Diego Convention Center, Halls G-H

Treatment Patterns and Outcomes in Triple-Class Exposed Patients with Relapsed and Refractory Multiple Myeloma: Findings from the Flatiron Database (abstract #6962)

This abstract will be published in a supplemental issue of Blood in November 2024.

Webcast Event (New Start Time):

Arcellx will host a live webcast event with an expert panel of clinicians to discuss the clinical results on Monday, December 9, 2024 at 8 p.m. PT. The event will be accessible from the Investors section of the Company’s website at ir.arcellx.com. A webcast replay will be archived and available for 30 days following the event.

About Multiple Myeloma

Multiple Myeloma (MM) is a type of hematological cancer in which diseased plasma cells proliferate and accumulate in the bone marrow, crowding out healthy blood cells and causing bone lesions, loss of bone density, and bone fractures. These abnormal plasma cells also produce excessive quantities of an abnormal immunoglobulin fragment, called a myeloma protein (M protein), causing kidney damage and impairing the patient’s immune function. Multiple myeloma is the third most common hematological malignancy in the United States and Europe, representing approximately 10% of all hematological cancer cases and 20% of deaths due to hematological malignancies. The median age of patients at diagnosis is 69 years with one-third of patients diagnosed at an age of at least 75 years. Because MM tends to afflict patients at an advanced stage of life, patients often have multiple co-morbidities and toxicities that can quickly escalate and become life-endangering.

About Anitocabtagene Autoleucel (anito-cel)

Anitocabtagene autoleucel (anito-cel, previously ddBCMA) is the first BCMA-directed CAR T-cell therapy to be investigated in multiple myeloma that utilizes Arcellx’s novel and compact binder known as the D-Domain. The small, stable D-Domain binder enables high CAR expression without tonic signaling and is designed to quickly release from the BCMA target. This combination may allow for the effective elimination of multiple myeloma cells without severe immunotoxicity. Anito-cel has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy Designations by the U.S. Food and Drug Administration.

About iMMagine-3, A Global Phase 3 Randomized Controlled Clinical Study

iMMagine-3 is a global Phase 3 randomized controlled study designed to compare the efficacy and safety of anitocabtagene autoleucel (anito-cel) with standard of care in patients with relapsed and/or refractory multiple myeloma (RRMM) who have received one to three prior lines of therapy, including an immunomodulatory drug (lMiD) and an anti-CD38 monoclonal antibody.

iMMagine-3 will enroll approximately 450 adult patients. Prior to randomization, investigator’s choice of standard of care (SOC) regimens include: pomalidomide, bortezomib, and dexamethasone (PVd); daratumumab, pomalidomide, and dexamethasone (DPd); carfilzomib, daratumumab, and dexamethasone (KDd); or carfilzomib and dexamethasone (Kd). Patients in the anito-cel arm will undergo leukapheresis and optional bridging therapy (with the SOC regimen selected by the investigator prior to randomization) followed by lymphodepleting chemotherapy (fludarabine 30 mg/m2/d and cyclophosphamide 300 mg/m2/d for 3 days) and one infusion of anito-cel (115×106 CAR+ T cells) on Day 1.

The primary endpoint is progression-free survival (PFS) per blinded independent review according to the 2016 IMWG uniform response criteria for multiple myeloma (MM) with the hypothesis that anito-cel will prolong PFS compared to SOC. Key secondary endpoints include complete response rate (CR/sCR), minimal residual disease negativity, overall survival, and safety.

The iMMagine-3 study was initiated in the second half of 2024 at approximately 130 study sites across North America, Europe, and the rest of the world.

About Arcellx and Kite Collaboration

Arcellx and Kite, a Gilead Company, formed a global strategic collaboration and license agreement to co-develop and co-commercialize anito-cel for patients with relapsed and/or refractory multiple myeloma, (RRMM). Anito-cel is currently being developed in a Phase 2 registrational pivotal study and a global Phase 3 randomized controlled study for RRMM. Kite and Arcellx will jointly commercialize the anito-cel asset in the United States, and Kite will commercialize the product outside the United States.

About Arcellx, Inc.

Arcellx, Inc. is a clinical-stage biotechnology company reimagining cell therapy by engineering innovative immunotherapies for patients with cancer and other incurable diseases. Arcellx believes that cell therapies are one of the forward pillars of medicine and Arcellx’s mission is to advance humanity by developing cell therapies that are safer, more effective, and more broadly accessible. For more information on Arcellx, please visit www.arcellx.com. Follow Arcellx on X @arcellx and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not purely historical are forward-looking statements, including, but not limited to, statements regarding the safety and efficacy of anito-cel, the promising clinical profile of anito-cel, the expectation of anito-cel to be a differentiated CAR-T treatment option for RRMM, the potential of anito-cel as an outpatient therapy, the potential of anito-cel to be a best-in-class treatment option for patients with RRMM, or the planned commercial development of anito-cel both inside and outside the United States; and the enrollment of patients in the iMMagine-3 study. The forward-looking statements contained herein are based upon Arcellx’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including those set forth in Part II, Item 1A (Risk Factors) in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the Securities and Exchange Commission (SEC) on November 7, 2024, and the other documents that Arcellx may file from time to time with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Arcellx assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Investor Contact:

Myesha Lacy

Arcellx, Inc.

ir@arcellx.com

510-418-2412

Media Contact:

Andrea Cohen

Sam Brown Inc.

andreacohen@sambrown.com

917-209-7163

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